Exhibit 99.1


CHINA ENERGY SAVINGS TECHNOLOGY COMMENTS ON APPLICATION TO NASDAQ
Friday December 3, 8:35 am ET

REVENUE THROUGH 3RD QUARTER AT $31 MILLION WITH $22 MILLION IN NET PROFITS; PROFITS ROSE 256%

HONG KONG, Dec. 3 /Xinhua-PRNewswire/ -- The Board of Directors of China Energy Savings Technology, Inc (OTC Bulletin Board: CESV - NEWS) is pleased to announce it filed a listing application with the NASDAQ National Marketon December 2, 2004 to move from the OTC Bulletin Board to the NASDAQ National Market.

Mr Sun Li, CEO of China Energy Savings, said, "One of our primary goals is to trade on the NASDAQ. We believe that we have met all of the requirements to be listed on the NASDAQ and have filed an application to be listed on the NASDAQ. This will open up investment opportunities to many institutional investors who typically do not, or cannot invest in Over The Counter companies."

The unaudited revenue and net profit that China Energy Savings generated from its energy savings project for the first three quarters ended September 30, 2004 are $31 million and $22 million, marking an increase of 256% in net profit compared with the same period last year. The management believes that this upward trend will continue for the next several years to come due to the serious shortage of electricity supply. In addition to the 65% stake in the energy saving project held by the company as of today, the company contemplates acquiring the remaining 35% stake in the near future.

"We are growing rapidly as a company and believe a move to a more active exchange is in the best interest of the company and its shareholders," concluded Mr. Sun.


About China Energy Savings Technology, Inc.

The company is engaged in the manufacturing and sales of advanced technology energy-saving products in the PRC. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway Group mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and

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uncertainties that may cause actual results to differ materially,  including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

    For more information, please contact:

    John Roskelley, President,
    First Global Media
    Tel:  +1-480-902-3110

    Website: http://www.cesv-inc.com
    Email: contactus@cesv-inc.com